EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction Of Incorporation
Skyworks Filter Solutions Japan Co., Ltd.	Japan
Skyworks Global Pte. Ltd.	Singapore
Skyworks International Investments, LLC	Delaware
Skyworks Ireland Limited	Ireland
Skyworks Luxembourg S.a r.l	Luxembourg
Skyworks Semiconductor	France
Skyworks Solutions Canada Inc.	Canada
Skyworks Solutions Commercial Co., Ltd. (Shenzhen)	Peoples Republic of China
Skyworks Solutions Commercial Co., Ltd. (Shenzhen) - Beijing Branch	Beijing
Skyworks Solutions Commercial Co., Ltd. (Shenzhen) - Shanghai Branch	Shanghai
Skyworks Solutions Co., Ltd.	Japan
Skyworks Solutions de Mexico, S de R.L. de C.V.	Mexico
Skyworks Solutions (Hong Kong) Limited	Hong Kong
Skyworks Solutions Korea Limited	Korea
Skyworks Solutions Limited	United Kingdom
Skyworks Solutions Luxembourg S.a.r.l.	Luxembourg
Skyworks Solutions Oy	Finland
Skyworks Solutions Worldwide, Inc.	Delaware
Skyworks Solutions Worldwide, Inc., Taiwan Branch	Taiwan
Skyworks Solutions Worldwide, Inc., Malaysia Branch	Malaysia
Advanced Analogic Technologies Incorporated	Delaware
Advanced Analogic Technologies (China), Inc.	Peoples Republic of China
Avnera Corporation	Delaware
Axiom Microdevices, Inc.	Delaware
ICWave, LLC	Massachusetts
Isolink, Inc.	California
Skyworks Filter Solutions Korea, Inc.	Korea
Quantance, Inc.	Delaware
SiGe Semiconductor, Inc.	Delaware
SiGe Semiconductor (U.S.), Corp.	Delaware
SiGe Semiconductor (Europe) Limited	United Kingdom
Trans-Tech, Inc.	Maryland